EXHIBIT 99.1

NOTICE TO SHAREHOLDERS DATED SEPTEMBER 29, 2006

September 29, 2006

Dear NTS Mortgage Income Fund Shareholder:

          On September 15, 2006, we learned of another offer by MacKenzie Patterson Fuller, LP and its affiliates, SCM Free Fund, LLC, MPF-NY 2006, LLC, MP Value Fund 6, LLC, MP Value Fund 8, LLC, MPF DeWaay Premier Fund 2, LLC, and/or their assigns (collectively, “MacKenzie Patterson”), to purchase your shares in NTS Mortgage Income Fund (the “Company”) for $5.50 per share in cash. This offer, known as a “minitender,” is structured to avoid the filing, disclosure and procedural requirements designed to protect investors such as yourself. As management of the Company, we are responsible for ensuring that you receive the material facts necessary for you to make an informed investment decision. Although we believe that MacKenzie Patterson’s offer fails to comply with certain procedural safeguards required by the Securities and Exchange Commission (the “SEC”) for other tender offers, we remain neutral on whether you should accept or reject MacKenzie Patterson’s offer.

          As indicated, we believe that MacKenzie Patterson has failed to provide you with the important procedural safeguards associated with tender offers for which filings are required by the SEC. Specifically, if you tender to MacKenzie Patterson, you will not be able to withdraw your shares. Under SEC rules applicable to tender offers, you would be able to withdraw at any time up until closing of the tender. Also, MacKenzie Patterson’s offer is structured to make you decide quickly without potentially adequate time to consider all of the facts because it does not have any provision requiring pro rata treatment if shareholders tender more interests than MacKenzie Patterson desires to purchase. Under SEC rules applicable to tender offers, MacKenzie Patterson would be required to accept tenders on a pro rata basis. Despite MacKenzie Patterson’s belief that it will not reach the maximum amount of shares that it wishes to buy, you should be aware of the issue. Finally, MacKenzie Patterson’s offer fails to adequately disclose important matters required under the SEC’s guidelines. For example, MacKenzie Patterson fails to clearly summarize how it determined its offer price. MacKenzie Patterson indicates that it did not engage an independent party to evaluate or render any opinion with respect to the fairness of the purchase price it is offering.

          Please note that we are not alleging that MacKenzie Patterson is being deceitful or manipulative by using the mini-tender offer as the means to buy shares in the Company. However, we object to MacKenzie Patterson’s claim that we are “deceiving you” by advising you that a mini-tender does not provide you with certain protections that other tender offers allow. The SEC has pursued a significant number of enforcement actions against companies employing mini-tender offers. Although we are not aware of any prior or existing enforcement actions against MacKenzie Patterson, the investor safeguards that exist in fully registered tender offers are there for your protection. We believe that it is important for you to consider this information in making a decision with respect to accepting MacKenzie Patterson’s offer.

          We also want to clarify with you that, despite MacKenzie Patterson’s claims, the Company does not charge a $75 transfer fee. Our transfer agent charges this fee, which is beyond our control.

          Importantly, please note that MacKenzie Patterson’s “Assignment Form” included with the tender offer contains qualifications and contingencies that you should carefully read before you make any decision. You should also consult a publication of the U.S. Securities and Exchange Commission entitled “Mini-Tender Offers: Tips for Investors,” which is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm. If you decide to tender and MacKenzie Patterson accepts, we will only accept a request for a transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with our bylaws.

Forward Looking Information

          This notice may contain forward-looking statements involving risks and uncertainties. Statements in this filing that are not historical, including statements regarding intentions, beliefs, expectations, representations, plans or predictions of the future, constitute forward-looking statements. For a discussion of some of these potential risks and uncertainties, please refer to the annual and quarterly reports filed by NTS Mortgage Income Fund with the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

If you have any questions or would like additional information, please call 800-928-1492, extension 544.

Sincerely, /s/ Brian F. Lavin

Brian F. Lavin President of NTS Mortgage Income Fund

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